UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2010

Ener1, Inc.
__________________________________________

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 9, 2010, Ener1, Inc. ("Ener1" or the "Company") received net proceeds of $63,838,000 from the sale of 18,678,161 unregistered shares of Ener1’s common stock, and warrants exercisable into 8,000,000 shares of common stock (collectively, the "Securities") to its majority shareholder, Ener1 Group, Inc. ("Ener1 Group"). The proceeds are net of fees and legal expenses of $1,162,000. The terms of the sale were previously disclosed in a Form 8-K filed June 4, 2010.

Item 8.01 Other Events.

In connection with its purchase of our Securities, Ener1 Group obtained funding from JSC VTB Bank (the "Bank Loan"), which Bank Loan is personally guaranteed by Mr. Boris Zingarevich. We are not a party to the Bank Loan; however, Ener1 Group is subject to certain events of default under the Bank Loan which may be triggered as a result of the Company's operating results, financial position or capital raising activities. These events of default include, but are not limited to, the failure of Ener1 Group and its affiliates to own and control at least 40% of our outstanding shares of common stock, our failure to achieve certain minimum annual operating results, our failure to maintain a total debt to net tangible assets ratio of at least 1:1, our borrowing in excess of certain thresholds, our exceeding certain capital investment limitations, and our failure to maintain a listing for our common stock for trading on the Nasdaq Stock Market, the New York Stock Exchange or the NYSE Amex Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

June 11, 2010	By:	/s/ Gerard A. Herlihy
Name: Gerard A. Herlihy
Title: Chief Financial Officer